Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synaptics Incorporated:

We consent to the use of our report dated August 18, 2017, with respect to the consolidated balance sheets of Synaptics Incorporated as of June 24, 2017, and June 25, 2016, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 24, 2017, and the effectiveness of internal control over financial reporting as of June 24, 2017, which is incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

November 15, 2017